EXHIBIT 2.1

GORDON & SILVER, LTD.	E-Filed On 01/06/05

GERALD M GORDON, ESQ.

Nevada Bar No. 229

E-mail: gmg@gordonsilver.com

THOMAS H. FELL, ESQ.

Nevada Bar No. 3717

E-mail: thf@gordonsilver.com

AMBRISH S. SIDHU, ESQ.

Nevada Bar No. 7516

E-mail: Sas@gordonsilver.com

3960 Howard Hughes Pkwy., 9th Floor

Las Vegas, Nevada 89109

Telephone (702) 796-5555

Facsimile (702) 369-2666

Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEVADA

In re: AMERICAN WAGERING, INC., a Nevada corporation, Debtor.	Case No.: 03-52529-GWZ Chapter 11 Jointly Administered

In re: LEROY’S HORSE AND SPORTS PLACE, a Nevada corporation, Debtor.	Case No.: 03-52530-GWZ Chapter 11 Date: February 28, 2005 Time: 10:00 a.m.

DEBTORS’ RESTATED AMENDED JOINT PLAN OF REORGANIZATION

i

1.1.41	Imagineering Judgment	5
1.1.42	Intercompany Claims	5
1.1.43	IRS	5
1.1.44	ISI	5
1.1.45	Leroy’s	6
1.1.46	Leroy’s Board of Directors	6
1.1.47	Lien	6
1.1.48	Litigation Claims.	6
1.1.49	LVGI	6
1.1.50	LVGI Settlement Agreement	6
1.1.51	Intentionally Omitted	6
1.1.52	Old AWI Common Stock	6
1.1.53	Old AWI Preferred Stock	6
1.1.54	Old Leroy’s Common Stock	6
1.1.55	Payment Date	6
1.1.56	Person.	7
1.1.57	Petition Date	7
1.1.58	Plan	7
1.1.59	Plan Distribution Cash	7
1.1.60	Intentionally Omitted	7
1.1.61	Preserved Ordinary Course Administrative Claim	7
1.1.62	Priority Benefit Plan Contribution Claim	7
1.1.63	Priority Customer Deposits Claim	7
1.1.64	Priority Tax Claim	7
1.1.65	Priority Wage Claim	7
1.1.66	Pro Rata	7
1.1.67	Professional Fees	7
1.1.68	Racusin Appeal	8
1.1.69	Racusin Claim	8
1.1.70	Racusin Judgment	8
1.1.71	Racusin Order	8
1.1.72	Racusin Settlement Agreement	8
1.1.73	Reinstated or Reinstatement	8
1.1.74	Reorganized AWI	8
1.1.75	Reorganized AWI Articles	8
1.1.76	Reorganized AWI By-Laws	8
1.1.77	Reorganized Debtor(s)	9
1.1.78	Reorganized Leroy’s	9
1.1.79	Reorganized Leroy’s Articles	9
1.1.80	Reorganized Leroy’s By-Laws	9
1.1.81	Schedules	9
1.1.82	SEC	9
1.1.83	Secured Claim	9
1.1.84	Secured Tax Claims	9
1.1.85	Securities Act	9
1.1.86	Statutory Committee	9
1.1.87	Subordinated Claim	9
1.1.88	Subordination Appeal	9

1.1.89	Taxes	9
1.2.	Computation of Time	10
1.3.	Rules of Interpretation	10

2. TREATMENT OF UNCLASSIFIED CLAIMS		10
2.1.	General.	10
2.2.	Treatment of Administrative Claims	10
2.2.1	Generally	10
2.2.2	Requests for Payment	10
2.2.3	Allowed Preserved Ordinary Course Administrative Claims	11
2.3.	Allowed Priority Tax Claims	11

3. DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS		11
3.1.	Summary of Classification	11
3.2.	Specific Classification	12
3.2.1	Class 1: Priority Wage Claims	12
3.2.2	Class 2: Priority Benefit Plan Contribution Claims	12
3.2.3	Class 3: Priority Customer Deposit Claims	12
3.2.4	Class 4: Secured Tax Claims	12
3.2.5	Class 5: Miscellaneous Secured Claims	13
3.2.6	Class 6: Racusin Claim	13
3.2.7	Class 7: LVGI General Unsecured Claim	13
3.2.8	Class 8: General Unsecured Claims of AWI	13
3.2.9	Class 9: General Unsecured Claims of Leroy’s	13
3.2.10	Class 10: Inter-company Claims	13
3.2.11	Class 11: Old Leroy’s Common Stock	13
3.2.12	Class 12: Old AWI Preferred Stock	13
3.2.13	Class 13: Old AWI Common Stock	13

4. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN		13
4.1.	Class 1 - Priority Wage Claims	13
4.2.	Class 2 - Priority Benefit Plan Contribution Claims	14
4.3.	Class 3 - Priority Customer Deposit Claims	14
4.4.	Class 4 - Secured Tax Claims	14
4.5.	Class 5 - Miscellaneous Secured Claims	14
4.6.	Class 8 - General Unsecured Claims of AWI	15
4.7.	Class 9 - General Unsecured Claims of Leroy’s	15
4.8.	Class 10 - Inter-company Claims	15
4.9.	Class 11 - Old Leroy’s Common Stock	15
4.10.	Class 12 - Old AWI Preferred Stock	15
4.11.	Interest	15

5. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY SECURITIES IMPAIRED BY THIS PLAN		15
5.1.	Class 6 - Racusin Claim	15
5.2.	Class 7 - LVGI General Unsecured Claim	16

5.2.1	Allowed Claim	16
5.2.2	Initial Payment	16
5.2.3	Payment Upon Refinancing	16
5.2.4	Monthly Payments	16
5.3.	Class 13 – Old AWI Common Stock	16

6. MEANS FOR IMPLEMENTATION OF PLAN		16
6.1.	Plan Implementation Steps Occurring on Effective Date.	16
6.1.1	Issuance of Old AWI Common Stock	17
6.1.2	Filing with Nevada Secretary of State	17
6.1.3	Reorganized AWI	17
6.1.4	Reorganized Leroy’s	17
6.1.5	Payments	17
6.1.6	LVGI Settlement Agreement	17
6.1.7	Modification	17
6.2.	Notice of Effectiveness	17
6.3.	No Corporate Action Required.	18
6.4.	Directors and Officers	18

7. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		18
7.1.	Executory Contracts	18
7.2.	Approval of Assumption or Rejection	18
7.3.	Cure of Defaults	19
7.4.	Post-Petition Date Contracts and Leases	19
7.5.	Bar Date	19
7.6.	Indemnification Obligations	19

8. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE		19
8.1.	Conditions to Confirmation.	19
8.2.	Conditions to Effectiveness	19
8.3.	Waiver of Conditions	20

9. TITLE TO PROPERTY; DISCHARGE; INJUNCTION		20
9.1.	Revesting of Assets	20
9.2.	Preservation of Litigation Claims	20
9.3.	Discharge	20
9.4.	Injunction.	20
9.5.	Exculpation	21

10. RETENTION OF JURISDICTION		21

11. MODIFICATION AND AMENDMENT OF PLAN		23

12. MISCELLANEOUS		23
12.1.	Filing of Objections to Claims	23
12.2.	Resolution of Objections After Effective Date; Payments	23

12.2.1	Resolution of Objections	23
12.2.2	Payments	23
12.2.3	Late-Filed Claims.	24
12.3.	Effectuating Documents; Further Transactions; Timing	24
12.4.	Exemption from Transfer Taxes.	24
12.5.	Revocation or Withdrawal of this Plan	24
12.6.	Binding Effect	24
12.7.	Governing Law	24
12.8.	Modification of Payment Terms	25
12.9.	Providing for Claims Payments	25
12.10.	Set Offs	25
12.11.	Notices	25
12.12.	Statutory Committee	26
12.13.	Severability	26
12.14.	Withholding and Reporting Requirements	26
12.15.	Post Confirmation Reporting	26
12.16.	Cramdown.	26
12.17.	Quarterly Fees to the United States Trustee.	27

v

American Wagering Inc., a Nevada corporation (“AWI”) and Leroy’s Horse and Sports Place, a Nevada corporation (“Leroy’s” and together with AWI, the “Debtors”), debtors and debtors-in-possession, propose this Joint Restated Amended Plan of Reorganization (“Plan”) for the resolution of the Debtors’ outstanding Claims and Equity Securities (as these terms are defined herein). All creditors and other parties-in-interest should refer to the Disclosure Statement (as this term is defined herein) for a discussion of the Debtors’ history, assets and historical financial data, and for a summary and analysis of this Plan and certain related matters.

All holders of Claims against, and Equity Interests in, the Debtors are encouraged to read this Plan, the Disclosure Statement and the related solicitation materials in their entirety before voting to accept or reject this Plan.

Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Article 11 to this Plan, the Debtors expressly reserve the right to alter, amend, strike, withdraw or modify this Plan one or more times before substantial consummation of the Plan.

1. DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

1.1. Definitions. For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, in that order of priority. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine. As used in this Plan, the following terms shall have the meanings specified below:

1.1.1 Administrative Claim. A Claim for any cost or expense of administration of the Chapter 11 Cases allowed under Sections 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (i) fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases; or (iii) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances. To the extent that a Claim is allowed as an Administrative Claim pursuant to Section 365(d)(3) of the Bankruptcy Code, such Claim shall also be deemed an “Administrative Claim” under this paragraph.

1.1.2 Administrative Claim Bar Date. The end of the first Business Day occurring on or after the forty-fifth (45th) day after the Effective Date.

1.1.3 Allowed Administrative Claim. Allowed Administrative Claim means an Administrative Claim:

(a) as to which no objection has been filed or, if an objection has been filed, has been resolved by the allowance of such Administrative Claim by a Final Order of the Bankruptcy Court; or

(b) which requires payment in the ordinary course and as to which there is no Final Order of the Bankruptcy Court in effect which prohibits any such payment.

1.1.4 Affiliate. This term has the meaning set forth in Section 101(2) of the Bankruptcy Code.

1.1.5 Allowed Claim. Any Claim other than a Disputed Claim, or any portion thereof, other than an Administrative Claim, against either of the Debtors: (i) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date, as the case may be, for filing proofs of Claim or requests for payment for Claims of such type against the Debtors; or (ii) if no proof of Claim is filed, which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; and, in either case, the portion of such Claim as to which either (x) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (y) the Bankruptcy Court has entered a Final Order allowing such portion of such Claim. The term “Allowed” when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in any such Class) that is so allowed, e.g. “Allowed Secured Claim” is a Secured Claim.

1.1.6 Avoidance Actions. This term refers to and means all actions preserved for the Estates set forth in Sections 542, 543, 544, 545, 547, 548, 549, 550 and 553(b) of the Bankruptcy Code.

1.1.7 AWI. American Wagering Inc., a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.8 AWI Board of Directors. The duly constituted and acting board of directors of AWI.

1.1.9 Ballot. The form of ballot or ballots that will be distributed with the Disclosure Statement to holders of Claims and Equity Securities entitled to vote under this Plan in connection with solicitation of acceptances of this Plan.

1.1.10 Bankruptcy Code. The Bankruptcy Reform Act of 1978, Title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended, 11 U.S.C. §§ 101 et seq.

1.1.11 Bankruptcy Court. The Bankruptcy Court of the United States District Court for the District of Nevada or such other court as may have jurisdiction over the Chapter 11 Cases.

1.1.12 Bankruptcy Rules. Collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court as applicable to the Chapter 11 Cases, as now in effect or hereinafter amended.

1.1.13 Bar Date. The date or dates established by the Bankruptcy Court for the filing of proofs of Claim for all Creditors, excepting therefrom, Administrative Claims, Preserved Ordinary Course Administrative Claims and Claims for Professional Fees.

1.1.14 Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or required by law to close.

1.1.15 Cash. Currency, checks, negotiable instruments and wire transfers of immediately available funds.

1.1.16 CBS. Computerized Bookmaking Systems, Inc., a Nevada corporation, and a wholly-owned subsidiary of AWI.

1.1.17 Chapter 11 Cases. The cases under Chapter 11 of the Bankruptcy Code involving Debtors including all adversary proceedings pending in connection therewith.

1.1.18 Claim. Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured arising at any time before the Effective Date or relating to any event that occurred before the Effective Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.1.19 Class. A category of holders of Claims and Equity Securities as classified in this Plan.

1.1.20 Confirmation. The entry by the Bankruptcy Court of the Confirmation Order.

1.1.21 Confirmation Date. The date upon which the Bankruptcy Court enters the Confirmation Order.

1.1.22 Confirmation Hearing. The duly noticed initial hearing held by the Bankruptcy Court to confirm this Plan pursuant to Section 1128 of the Bankruptcy Code, and any subsequent hearing held by the Bankruptcy Court from time to time to which the initial hearing is adjourned without further notice other than the announcement of the adjourned dates at the Confirmation Hearing.

1.1.23 Confirmation Order. The order entered by the Bankruptcy Court confirming this Plan.

1.1.24 Contingent Claim. A Claim that is contingent, unmatured or unliquidated on or immediately before the Confirmation Date.

1.1.25 Creditor. Any holder of a Claim, whether or not such Claim is an Allowed Claim.

1.1.26 Cure. The Payment on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations due under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.1.27 Debt Instrument. A debenture, bond, promissory note, note or other transferable instrument or document evidencing any payment obligation.

1.1.28 Debtors. Collectively, AWI and Leroy’s in the Chapter 11 Cases, pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

1.1.29 Disbursing Agent. Reorganized AWI shall be the Disbursing Agent to hold and distribute consideration to the holders of Unclassified Claims and Allowed Claims under this Plan.

1.1.30 Disclosure Statement. The written disclosure statement and any supplements thereto that relate to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

1.1.31 Disputed Claim. A Claim which is: (i) subject to timely objection interposed by the Debtors or any party in interest entitled to file and prosecute such objection in the Chapter 11 Cases, if at such time such objection remains unresolved; (ii) a Claim that is listed by the Debtors as disputed, unliquidated or contingent in the Schedules; or (iii) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of Claim in an amount greater than or in a Class different than that listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code. The term “Disputed”, when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in such Class) that is a Disputed Claim as defined herein. In the event there is a dispute as to classification or priority of a Claim, it shall be considered a Disputed Claim in its entirety. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to allocations and Payments under this Plan.

1.1.32 Distribution Record Date. The Business Day immediately prior to the Effective Date.

1.1.33 Effective Date. The last to occur of: (i) the first Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect; and (ii) the Business Day on which all of the conditions set forth in Article 8 to this Plan have been satisfied or waived.

1.1.34 Equity Security. An equity security as defined in Section 101(16) of the Bankruptcy Code.

1.1.35 Estates. Collectively, the estates created for the Debtors in the Chapter 11 Case pursuant to Section 541 of the Bankruptcy Code.

1.1.36 Federal Judgment Rate. The rate of interest on judgments as provided for by 28 U.S.C. § 1961 as of the Petition Date.

1.1.37 Final Order. An order, judgment or other decree of the Bankruptcy Court which has been appealed but which has not been vacated, reversed, modified or amended or stayed, or for which the time to appeal or seek review or rehearing has expired with no appeal having been filed.

1.1.38 Gaming Authorities. Collectively, the applicable gaming and liquor licensing regulatory authorities of the State of Nevada and applicable counties, cities or other political subdivisions within such state and any other regulatory agency having the authority to regulate and license the gaming activities of the Debtors.

1.1.39 General Unsecured Claim. A Claim that is not secured by a charge against or interest in property in which the Estates have an interest and is not an Administrative Claim, Priority Tax Claim, Priority Benefit Plan Contribution Claim, Preserved Ordinary Course Administrative Claim, Professional Fees Claim, Priority Wage Claim, nor Priority Customer Deposit Claim. General Unsecured Claims shall exclude Claims payable from non-Estate assets, such as insurance, but shall include all Claims arising under Section 502(g) of the Bankruptcy Code.

1.1.40 Governmental or Regulatory Authority. Any Gaming Authority, court, tribunal, arbiter, authority, agency, commission, official or other instrumentality in the United States, any foreign country or any domestic or foreign, county, city or other political subdivision.

1.1.41 Imagineering Judgment. That certain judgment in favor of Imagineering Systems Inc. and against AWI entered in the Washoe County District Court on October 3, 2003 in the initial amount of $1,109,623.49. As of the Petition Date the amount of the Imagineering Judgment (including interest and fees and costs) was $1,200,486.40. The Imagineering Judgment has accrued interest since the Petition Date at the rate of 6% per annum. The Imagineering Judgment has been assigned to LVGI.

1.1.42 Inter-company Claims. All Claims owed by either Debtor to the other Debtor or a subsidiary of either Debtor, including CBS.

1.1.43 IRS. The Internal Revenue Service.

1.1.44 ISI. Imagineering Systems, Inc., formerly a Nevada corporation. ISI was the original recipient of the Imagineering Judgment. ISI was acquired by LVGI, subsequent to which ISI was merged into LVGI.

1.1.45 Leroy’s. Leroy’s Horse and Sports Place, a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

1.1.46 Leroy’s Board of Directors. The duly constituted and acting board of directors of Leroy’s.

1.1.47 Lien. This term shall have the meaning set forth in Section 101(37) of the Bankruptcy Code.

1.1.48 Litigation Claims. All rights, claims, torts, liens, liabilities, obligations, actions, causes of action, Avoidance Actions, proceedings, debts, contracts, judgments, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that the Debtors or the Estates may have against any Person, including but not limited to, those listed on Schedule 9.2 to this Plan. Failure to list a Litigation Claim on Schedule 9.2 to this Plan shall not constitute a waiver or release by the Debtors of such Litigation Claim.

1.1.49 LVGI. Las Vegas Gaming, Inc., a Nevada Corporation, and the successor in interest to ISI.

1.1.50 LVGI Settlement Agreement. The Settlement Agreement dated February 23, 2004, entered into by and between AWI, CBS and LVGI regarding the Imagineering Judgment. The LVGI Settlement Agreement, a true and correct copy of which is attached hereto as Exhibit “A”, is subject to approval pursuant to this Plan.

1.1.51 Intentionally Omitted.

1.1.52 Old AWI Common Stock. The shares of common stock, $0.01 par value, of AWI issued and outstanding immediately prior to the Effective Date, and all options, warrants and similar rights related thereto whether contractual or otherwise, to acquire such shares of common stock, and all shares or other securities or instruments convertible or otherwise exchangeable for such shares of common stock.

1.1.53 Old AWI Preferred Stock. The shares of preferred stock of AWI issued and outstanding immediately prior to the Effective Date, including the cumulative redeemable preferred stock of AWI issued pursuant to a Certificate of Designation of Preferences Rights dated the 13th day of July, 1999 and all options, warrants and rights related thereto whether contractual or otherwise, to acquire any such preferred stock.

1.1.54 Old Leroy’s Common Stock. The shares of common stock, $0.01 par value, of Leroy’s issued and outstanding immediately prior to the Effective Date, and all options, warrants and similar rights related thereto whether contractual or otherwise, to acquire such shares of common stock, and all shares or other securities or instruments convertible or otherwise exchangeable for such shares of common stock.

1.1.55 Payment Date. The Business Day occurring as soon as practicable after the Effective Date, upon which payments are made to holders of Allowed Claims under this Plan.

1.1.56 Person. An individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization or government, governmental unit or any subdivision thereof or any other entity.

1.1.57 Petition Date. July 25, 2003, the date on which the Debtors filed their voluntary petitions commencing the Chapter 11 Cases.

1.1.58 Plan. This plan of reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed hereto or referenced herein.

1.1.59 Plan Distribution Cash. The Cash to be paid pursuant to this Plan to the holders of Allowed Claims in all Classes and Allowed unclassified Claims as provided for in this Plan on and after the Effective Date, including (i) reserves for Disputed Claims, and (ii) Administrative Claims, Professional Fees and Preserved Ordinary Course Administrative Claims not yet allowed and paid.

1.1.60 Intentionally Omitted

1.1.61 Preserved Ordinary Course Administrative Claim. Administrative Claims that are based on liabilities incurred by AWI and Leroy’s in the purchase, lease or use of goods and services in the ordinary course of their business, including but not limited to, Administrative Claims due on account of services provided to the Debtors after the Petition Date.

1.1.62 Priority Benefit Plan Contribution Claim. Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(4) of the Bankruptcy Code.

1.1.63 Priority Customer Deposits Claim. Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(6) of the Bankruptcy Code.

1.1.64 Priority Tax Claim. Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

1.1.65 Priority Wage Claim. Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(3) of the Bankruptcy Code.

1.1.66 Pro Rata. The ratio of an Allowed Claim or Allowed Equity Security interest in a particular Class to the aggregate amount of all such Allowed Claims or Allowed Equity Security interests in any such Class.

1.1.67 Professional Fees. The Administrative Claims for compensation and reimbursement submitted pursuant to Sections 330, 331 or 503(b) of the Bankruptcy Code of Persons: (i) employed pursuant to an order of the Bankruptcy Court under Sections 327 or 1103 of the Bankruptcy Code; or (ii) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code or by other Final Order.

1.1.68 Racusin Appeal. The appeal by Racusin of the Racusin Judgment pending before the Ninth Circuit Court of Appeals.

1.1.69 Racusin Claim. The Claim of Michael Racusin as evidenced by the amended proof of Claim filed with the Bankruptcy Court on March 26, 2004, which Claim is a Disputed Claim.

1.1.70 Racusin Judgment. The judgment entered by the United States District Court for the District of Nevada on July 8, 2003 for the sum of $1,328,764.17, which is the subject of the Racusin Appeal.

1.1.71 Racusin Order. The Final Order of the Bankruptcy Court entered on January 9, 2004, providing that the Racusin Claim is not to be a Subordinated Claim pursuant to Sec. 510(b) of the Bankruptcy Code.

1.1.72 Racusin Settlement Agreement. The Settlement Agreement between Debtors and Michael Racusin providing for treatment of the Racusin Claim. A copy of the Racusin Settlement Agreement is attached hereto as Exhibit “B”.

1.1.73 Reinstated or Reinstatement. These terms shall mean: (i) leaving unaltered the legal, equitable and contractual rights of the holder of a Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (a) Curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required in order to accomplish Reinstatement.

1.1.74 Reorganized AWI. AWI on and after the Effective Date.

1.1.75 Reorganized AWI Articles. The Restated Articles of Incorporation of Reorganized AWI, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

1.1.76 Reorganized AWI By-Laws. The Restated By-Laws of Reorganized AWI, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

1.1.77 Reorganized Debtor(s). This term shall mean collectively, Reorganized AWI and Reorganized Leroy’s.

1.1.78 Reorganized Leroy’s. Leroy’s on and after the Effective Date.

1.1.79 Reorganized Leroy’s Articles. The Restated Articles of Incorporation of Reorganized Leroy’s, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

1.1.80 Reorganized Leroy’s By-Laws. The Restated By-Laws of Reorganized Leroy’s, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

1.1.81 Schedules. The schedules of assets and liabilities and any amendments thereto filed by the Debtors with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.

1.1.82 SEC. The United States Securities and Exchange Commission.

1.1.83 Secured Claim. A Claim that is secured by a Lien against property of the Estates to the extent of the value of any interest in such property of the Estates securing such Claim or to the extent of the amount of such Claim subject to setoff in accordance with Section 553 of the Bankruptcy Code, in either case as determined pursuant to Section 506(a) of the Bankruptcy Code.

1.1.84 Secured Tax Claims. The Claim of any state or local governmental unit which is secured by a Lien against property owned by the Debtors by operation of applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes together with statutory interest.

1.1.85 Securities Act. The Securities Act of 1933, as amended.

1.1.86 Statutory Committee. Collectively, any committee appointed pursuant to Section 1102 of the Bankruptcy Code.

1.1.87 Subordinated Claim. Any Claim or Equity Security interest subordinated, for purposes of payment or otherwise, pursuant to Section 510 of the Bankruptcy Code.

1.1.88 Subordination Appeal. The pending appeal by Debtors from the Racusin Order.

1.1.89 Taxes. All income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, of governmental charges, together with any interest penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

1.2. Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.3. Rules of Interpretation. For purposes of this Plan only; (i) any reference in this Plan to a contract, instrument, release, indenture, or other agreement or documents being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (iii) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan; (iv) the words “herein,” “hereof,” “hereto,” and “hereunder” refer to this Plan in its entirety rather than to a particular portion of this Plan; (v) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (vi) the rules of construction and definitions set forth in Sections 101 and 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply unless otherwise expressly provided.

2. TREATMENT OF UNCLASSIFIED CLAIMS

2.1. General. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, the Claims against the Debtors set forth in this Article 2 are not designated as Classes. The holders of such Claims are not entitled to vote on this Plan. The treatment of the Claims set forth below is consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code.

2.2. Treatment of Administrative Claims.

2.2.1 Generally. Each Allowed Administrative Claim, other than Preserved Ordinary Course Administrative Claims treated below, shall be paid in full from Plan Distribution Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Debtors or Reorganized Debtors shall agree upon.

2.2.2 Requests for Payment. All requests for payment of Administrative Claims against Debtors and all final applications for allowance and disbursement of Professional Fees must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors and any of the Reorganized Debtors; provided, however, that with regard to any Administrative Claims arising as a result of assessments of any taxes due by Debtors for tax years up to and including the Effective Date, the Administrative Claims Bar Date shall be extended to that date provided for by the Internal Revenue Code and Regulations for the assessment of taxes due for such taxable years; provided further however, that in the event that Debtors or Reorganized Debtors request a prompt assessment under Section 6501(d) of the Internal Revenue Code, the Administrative Claims Bar Date shall be the 30th day following the 18 month period provided under Section 6501(d) of the Internal Revenue Code. All Professional Fees applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees. All Professional Fees applications may be later amended to include any fees and costs incurred after the Effective Date.

2.2.3 Allowed Preserved Ordinary Course Administrative Claims. Each Allowed Preserved Ordinary Course Administrative Claim not paid by LEROY’S or AWI prior to the Effective Date shall be paid, performed or settled by the Reorganized Debtor that is the successor to the Estate against which such Preserved Ordinary Course Administrative Claim originally arose, pursuant to the terms and conditions under which such Claim arose.

2.3. Allowed Priority Tax Claims. Each Allowed Priority Tax Claim, if any, will be paid in full from Plan Distribution Cash the later of (i) the Payment Date; (ii) the tenth (10th) Business Day after the date on which an order allowing such Claim becomes a Final Order; and (iii) such other time as is agreed to by the holder of such Claim and the Debtors prior to the Effective Date or the Reorganized Debtors after the Effective Date. From and after the Effective Date and until any Allowed Priority Tax Claim is paid in full, the unpaid balance, if any, of such Allowed Priority Tax Claim shall accrue interest fixed at the rate per annum equal to the rate provided for by Internal Revenue Code Sections 6621 and 6622, in effect on the Effective Date.

3. DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

Pursuant to this Plan and in accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors and the holders of Equity Securities (except Administrative Claims, Priority Tax Claims and Preserved Ordinary Course Administrative Claims) are placed in the Classes described below. A Claim or Equity Security is classified in a particular Class only to the extent that the Claim or Equity Security qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Security qualifies within the description of such other Classes. A Claim is also classified in a particular Class only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date. With respect to Classes of Claims described as unimpaired under the Plan, except as otherwise provided under this Plan, nothing shall affect the rights and legal and equitable defenses of the Estates and Reorganized Debtors regarding such Claims classified as unimpaired under this Plan, including but not limited to, all rights in respect of legal and equitable defenses to setoff or recoupment against such Claims.

3.1. Summary of Classification.

Class 1	Priority Wage Claims	Unimpaired • no solicitation required

Class 2	Priority Benefit Plan Contribution Claims	Unimpaired • no solicitation required

Class 3	Priority Customer Deposit Claims	Unimpaired • no solicitation required

Class 4	Secured Tax Claims	Unimpaired • no solicitation required

Class 5	Miscellaneous Secured Claims	Unimpaired • no solicitation required

Class 6	Racusin Claim	Impaired • entitled to vote • solicitation required

Class 7	LVGI General Unsecured Claim	Impaired • entitled to vote • solicitation required

Class 8	General Unsecured Claims of AWI	Unimpaired • not entitled to vote • no solicitation required

Class 9	General Unsecured Claims of Leroy’s	Unimpaired • not entitled to vote • no solicitation required

Class 10	Inter-company Claims	Unimpaired • no solicitation required

Class 11	Old Leroy’s Common Stock	Unimpaired • no solicitation required

Class 12	Old AWI Preferred Stock	Unimpaired • not entitled to vote • solicitation not required

Class 13	Old AWI Common Stock	Impaired • entitled to vote • solicitation required

3.2. Specific Classification.

3.2.1 Class 1: Priority Wage Claims. Class 1 consists of all Priority Wage Claims against Debtors.

3.2.2 Class 2: Priority Benefit Plan Contribution Claims. Class 2 consists of all Priority Benefit Plan Contribution Claims against Debtors.

3.2.3 Class 3: Priority Customer Deposit Claims. Class 3 consists of all Priority Customer Deposit Claims against Debtors.

3.2.4 Class 4: Secured Tax Claims. Class 4 consists of all Secured Tax Claims against Debtors. Each holder of a Secured Tax Claim shall be considered to be in its own separate subclass within Class 4, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

3.2.5 Class 5: Miscellaneous Secured Claims. Class 5 consists of all Secured Claims against Debtors except for the Racusin Claim if determined by Final Order to be a Secured Claim. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 5, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

3.2.6 Class 6: Racusin Claim. Class 6 consists of the Racusin Claim against the Debtors (except if the Racusin Claim is determined by Final Order entered in the Subordination Appeal to be a Subordinated Claim in which case it shall be treated in Class 13), whether or not the Racusin Claim is a Secured Claim or a General Unsecured Claim. As provided in the Racusin Settlement Agreement, the Racusin Claim shall be deemed an Allowed Claim to be treated in accordance with the Racusin Settlement Agreement.

3.2.7 Class 7: LVGI General Unsecured Claim. Class 7 consists of the General Unsecured Claim of LVGI arising out of the Imagineering Judgment.

3.2.8 Class 8: General Unsecured Claims of AWI. Class 8 consists of all General Unsecured Claims of AWI with the exception of the LVGI Unsecured Claim.

3.2.9 Class 9: General Unsecured Claims of Leroy’s. Class 9 consists of all General Unsecured Claims of Leroy’s.

3.2.10 Class 10: Inter-company Claims. Class 10 consists of all Inter-company Claims.

3.2.11 Class 11: Old Leroy’s Common Stock. Class 11 consists of the Old Leroy’s Common Stock and all other Leroy’s Equity Security interests.

3.2.12 Class 12: Old AWI Preferred Stock. Class 12 consists of Old AWI Preferred Stock.

3.2.13 Class 13: Old AWI Common Stock. Class 13 consists of Old AWI Common Stock, all other AWI Equity Security interests and all Subordinated Claims or Equity Interests included in this Class by Final Order of the Bankruptcy Court pursuant to Section 510 of the Bankruptcy Code.

4. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN

4.1. Class 1 - Priority Wage Claims. Each Allowed Priority Wage Claim, if any, shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor in the ordinary course of business in accordance with existing terms.

As such, Class 1 Priority Wage Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 1 are not entitled to vote on this Plan.

4.2. Class 2 - Priority Benefit Plan Contribution Claims. Each Allowed Priority Benefit Plan Contribution Claim, if any, shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim, and the Debtors, and after the Effective Date, the applicable Reorganized Debtor shall agree.

As such, Class 2 Priority Benefit Plan Contribution Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 2 are not entitled to vote on this Plan.

4.3. Class 3 - Priority Customer Deposit Claims. Each Allowed Priority Customer Deposit Claim, if any, shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the applicable Reorganized Debtor, shall agree; and (v) a date when such Priority Customer Deposit Claim becomes due and owing.

As such, Class 3 Priority Customer Deposit Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 3 are not entitled to vote on this Plan.

4.4. Class 4 - Secured Tax Claims. Each Allowed Secured Tax Claim shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) the date on which such Secured Tax Claim is scheduled to be paid under applicable law or regulation; and (v) such date as the holder of such Claim and the Debtors, and after the Effective Date, the applicable Reorganized Debtor shall agree.

As such, Class 4 Secured Tax Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 4 are not entitled to vote on this Plan.

4.5. Class 5 - Miscellaneous Secured Claims. At the option of the applicable Reorganized Debtor, the holder of any Allowed Secured Claim in Class 5 shall receive one (1) of the following alternative treatments or other treatment agreed to between the applicable Debtor and such holder:

a) on the Payment Date, or on such other date thereafter as may be agreed to by the holder of such Claim and the Debtors or the applicable Reorganized Debtor, as the case may be, shall abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim; or

b) on the Payment Date, the holder of such Claim shall receive, on account of such Claim, Plan Distribution Cash equal to its Allowed Secured Claim or such lesser amount to which the holder of such Allowed Secured Claim shall agree, in full satisfaction and release of such Allowed Secured Claim.

As such, Class 5 Secured Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 5 are not entitled to vote on this Plan.

4.6. Class 8 - General Unsecured Claims of AWI. Each holder of an Allowed General Unsecured Claim of AWI shall receive Plan Distribution Cash equivalent to 100% of its Allowed General Unsecured Claim or other treatment agreed to between AWI and such holder upon the latest of: (i) the Payment Date; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and AWI or Reorganized AWI has agreed or shall agree.

As such, Class 8 General Unsecured Claims of AWI are unimpaired under this Plan, and holders of Allowed Claims in Class 8 are not entitled to vote on this Plan.

4.7. Class 9 – General Unsecured Claims of Leroy’s. Each holder of an Allowed General Unsecured Claim of Leroy’s shall receive Plan Distribution Cash equivalent to 100% of its Allowed General Unsecured Claim or other treatment agreed to between Leroy’s and such holder upon the latest of: (i) the Payment Date; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Leroy’s or Reorganized Leroy’s has agreed or shall agree.

As such, Class 9 General Unsecured Claims of Leroy’s are unimpaired under this Plan, and holders of Allowed Claims in Class 9 are not entitled to vote on this Plan.

4.8. Class 10 – Inter-company Claims. All Inter-company Claims in existence on the Effective Date shall be paid or performed in accordance with their terms.

As such, Class 10 Inter-company Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 10 are not entitled to vote on this Plan.

4.9. Class 11 – Old Leroy’s Common Stock. Old Leroy’s Common Stock and any other Leroy’s Equity Security interests in existence on the Effective Date shall remain in existence and are not be affected by this Plan.

As such, Class 11, holders of Old Leroy’s Common Stock are unimpaired under this Plan, and are not entitled to vote on this Plan.

4.10. Class 12 - Old AWI Preferred Stock. Old AWI Preferred Stock shall remain in existence on and after the Effective Date and shall be paid in accordance with the terms of the Old AWI Preferred Stock and the Certificate of Designation.

As such, Class 12, holders of Old AWI Preferred Stock are unimpaired under this Plan, and are not entitled to vote on this Plan

4.11. Interest. All unimpaired Allowed Claims in Classes 2, 3, 8 and 9 shall be paid contemporaneous with payment of these Allowed Claims, interest from the Petition Date at the Federal Judgment Rate.

5. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY SECURITIES IMPAIRED BY THIS PLAN

5.1. Class 6 – Racusin Claim. The holders of the Racusin Claim shall be treated in accordance with the Racusin Settlement Agreement. If the Racusin Claim is determined to be an Allowed Unsecured Claim after the conclusion of the Subordination Appeal and Racusin Appeal, the Allowed Unsecured Claim shall be paid in accordance with paragraphs 6 and 7 of the Racusin Settlement Agreement.

As such, the Class 6 Racusin Claim is impaired under this Plan and is entitled to vote on this Plan.

5.2. Class 7 – LVGI General Unsecured Claim. In accordance with the LVGI Settlement Agreement, LVGI shall receive in full payment and satisfaction of the Imagineering Judgment:

5.2.1 Allowed Claim. On the Payment Date LVGI will have an Allowed Claim of $1,000,000.00.

5.2.2 Initial Payment. As more fully provided for in the LVGI Settlement Agreement, on the Payment Date, LVGI will receive Plan Distribution Cash of $320,000.00.

5.2.3 Payment Upon Refinancing. As more fully provided for in the LVGI Settlement Agreement, upon completion of a refinancing of the real property owned by CBS, AWI will cause CBS to pay LVGI the greater of fifty percent (50%) of the net proceeds realized from the refinancing or $200,000.00.

5.2.4 Monthly Payments. As more fully provided for in the LVGI Settlement Agreement, the balance of the Allowed Claim plus interest at the rate of six (6%) per annum shall be paid in 24 monthly installments as set forth in the amortization scheduled attached thereto.

As such, the Class 7 LVGI General Unsecured Claim is impaired under this Plan and is entitled to vote on this Plan.

5.3. Class 13 – Old AWI Common Stock. Holders of Old AWI Common Stock and any remaining AWI Equity Securities shall retain their Old AWI Common Stock and remaining AWI Equity Securities diluted by any Subordinated Claims which shall receive Old AWI Common Stock on the Effective Date. With regard to the Racusin Claim, as provided for in the Racusin Settlement Agreement, if the Racusin Claim is deemed to be a Subordinated Claim after the conclusion of the Racusin Appeal and Subordination Appeal, the Allowed Racusin Claim shall be treated as provided for in paragraphs 8 and 9 of the Racusin Settlement Agreement, that being either 250,000.00 shares of Old AWI Common Stock or 200,000.00 shares of Old AWI Common Stock in full satisfaction and release of the Racusin Claim.

As such, Class 13 Equity Security interests as of the Distribution Record Date are impaired under this Plan, and holders of Allowed Equity Security interests in Class 13 are entitled to vote on this Plan.

6. MEANS FOR IMPLEMENTATION OF PLAN

6.1. Plan Implementation Steps Occurring on Effective Date. On the Effective Date the following events shall occur in the following sequence:

6.1.1 Issuance of Old AWI Common Stock. On the Effective Date, Reorganized AWI shall issue to the Disbursing Agent for distribution in accordance with this Plan such additional shares of Old AWI Common Stock as necessary to satisfy all Subordinated Claims.

6.1.2 Filing with Nevada Secretary of State. In accordance with NRS 78.622, on the Effective Date a certified copy of this Plan and the Confirmation Order shall be filed with the Nevada Secretary of State. The officers and directors of Debtors from the Confirmation Date until the Effective Date are authorized and directed to take any action or carry out any proceeding necessary to effectuate the reorganization pursuant to NRS 78.622.

6.1.3 Reorganized AWI. As of the Effective Date, the articles of incorporation and by-laws of Reorganized AWI shall be substantially in the forms of the Reorganized AWI Articles and Reorganized AWI By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate this Plan. The Reorganized AWI Articles and Reorganized AWI By-Laws shall also provide: (i) to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities; and (ii) for the initial members of the board of directors of Reorganized AWI to continue to serve out their terms. After the Effective Date, Reorganized AWI may amend and restate the Reorganized AWI Articles and Reorganized AWI By-Laws as permitted by applicable law.

6.1.4 Reorganized Leroy’s. As of the Effective Date, the articles of incorporation and bylaws of Reorganized Leroy’s shall be amended substantially in the forms of the Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate this Plan. The Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws shall also provide to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities. After the Effective Date, Reorganized Leroy’s may amend and restate the Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws as permitted by applicable law.

6.1.5 Payments. All funds or other property received or retained by Reorganized Debtors shall be applied and distributed in accordance with the Plan.

6.1.6 LVGI Settlement Agreement. On the Effective Date the LVGI Settlement Agreement shall become effective and enforceable in accordance with its terms.

6.1.7 Modification. Subsequent to the Effective Date the parties to the LVGI Settlement Agreement or Racusin Settlement Agreement may modify or amend the terms of the LVGI Settlement Agreement or Racusin Settlement Agreement without further notice to or approval by the Bankruptcy Court.

6.1.8 Notice of Effectiveness. When all of the Steps contemplated by Section 6.1 have been completed, the Reorganized Debtors shall file with the Bankruptcy Court and serve upon all holders of claims and all potential holders of Administrative Claims known to the Reorganized Debtors (whether or not disputed), a Notice of Effective Date of Plan. The Notice of Effective Date of Plan shall include notice of the Administrative Claim Bar Date.

6.2. No Corporate Action Required. As of the Effective Date: (i) the adoption of the Reorganized AWI Articles, Reorganized AWI By-Laws, Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws or similar constituent documents for Reorganized Debtors; (ii) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by this Plan; (iii) the revesting or transfer of Estate assets provided for in this Plan; and (iv) the other matters provided for under or in furtherance of this Plan involving corporate action to be taken by or required of the Debtors or Reorganized Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders or directors of the Debtors and Reorganized Debtors.

6.3. Directors and Officers. On the Effective Date, the operation of Reorganized AWI and Reorganized Leroy’s shall become the general responsibility of their respective boards of directors, which shall thereafter have responsibility for the management, control and operation of Reorganized AWI and Reorganized Leroy’s in accordance with this Plan, applicable law, the Reorganized AWI Articles, Reorganized AWI By-Laws, Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws and payment of all remaining Allowed Claims. The terms of those directors and officers not continuing in office after the Effective Date, if any, shall be deemed expired as of the Effective Date pursuant to the Confirmation Order. Reorganized Debtors shall provide such officers and directors with errors and omissions insurance coverage by tail policy, prior-acts endorsement to the Reorganized AWI policy or any other policy provision chosen by Reorganized AWI for a period of not less than one year after the Effective Date similar to that provided such officers and directors as of the Confirmation Date. During the period from the Confirmation Date until the Effective Date, but not beyond the Effective Date, all the existing outside directors of Debtors will continue to be compensated at their present levels for so long as they continue to serve as directors of Debtors.

7. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1. Executory Contracts. All executory contracts and unexpired leases that both exist on the Confirmation Date and are set forth on the schedule of assumed executory contracts and unexpired leases attached to this Plan as Schedule 7.1, shall be deemed assumed by the applicable Reorganized Debtor on the Effective Date. Debtors may modify schedule 7.1 until the Effective Date, with notice to the non-debtor party to the contract affected by such modification.

7.2. Approval of Assumption or Rejection. Entry of the Confirmation Order shall constitute as of the Effective Date: (i) approval, pursuant to Bankruptcy Code Section 365(a), of the assumption by the applicable Reorganized Debtor of each executory contract and unexpired lease listed on Schedule 7.1, and (ii) authorization for the Reorganized Debtors to reject each executory contract and unexpired lease to which any of the Debtors are parties and which is not listed on Schedule 7.1 and neither assumed, assumed and assigned nor rejected by separate order prior to the Effective Date. Unless they file an objection to the assumption prior to the Confirmation Hearing, each counter-party to an executory contract or unexpired lease on Schedule 7.1 shall be deemed to have consented to such assumption.

7.3. Cure of Defaults. Unless they file an objection to the assumption of an executory contract or unexpired lease assumed pursuant to Section 7.1 of this Plan prior to the Confirmation Hearing specifically asserting a required cure payment, each executory contract or unexpired lease listed on Schedule 7.1 may be assumed by the Reorganized Debtors without the payment of any cure amount. The applicable Reorganized Debtor shall Cure any defaults respecting each executory contract or unexpired lease assumed pursuant to Section 7.1 of this Plan upon the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such dates as may be fixed by the Bankruptcy Court or agreed upon by the applicable Debtor and after the Effective Date, the applicable Reorganized Debtor; or (iii) the tenth (10th) Business Day after the entry of a Final Order resolving any dispute regarding (a) a Cure amount; (b) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” under the executory contract or unexpired lease assumed pursuant to this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code; or (c) any matter pertaining to assumption, assignment or the Cure of a particular executory contract or an unexpired lease.

7.4. Post-Petition Date Contracts and Leases. Subject to the Administrative Claim Bar Date, Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the applicable Reorganized Debtor in the ordinary course of its business.

7.5. Bar Date. All proofs of Claims with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with Gordon & Silver Ltd., Attn: Thomas H. Fell, Esq., not later than the earlier of the 30th day after the entry of the order approving rejection of an executory contract or unexpired lease or the 30th day after the Effective Date. Any Claim not filed within such time shall be forever barred.

7.6. Indemnification Obligations. Any obligations of the Debtors to indemnify any officer, director or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and assumed by the applicable Debtor and Reorganized Debtor on the Effective Date.

8. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

8.1. Conditions to Confirmation. The following are conditions precedent to Confirmation:

a)	The Confirmation Order shall have been entered and be in form and substance reasonably acceptable to the Debtors.

8.2 Conditions to Effectiveness. The following are conditions precedent to the occurrence of the Effective Date:

a)	The Confirmation Order shall be a Final Order, except that Debtors reserve the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order;

b)	No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending, including any appeal;

c)	All documents necessary to implement the transactions contemplated by this Plan shall be in form and substance reasonably acceptable to the Debtors;

d)	Sufficient Plan Distribution Cash is available, reserved and withheld to make the Payments required by the Bankruptcy Code and this Plan;

e)	All governmental approvals and licenses necessary to effectuate the terms of this Plan have been obtained; and

f)	The Reorganized AWI Articles and Reorganized Leroy’s Articles and a certified copy of this Plan and the Confirmation Order have been filed with the Nevada Secretary of State.

8.3 Waiver of Conditions. The Conditions to Confirmation and Conditions to Effectiveness, except for e) above, may be waived in whole or in part by the Debtors at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to Confirmation and consummation of the Plan.

9. TITLE TO PROPERTY; DISCHARGE; INJUNCTION

9.1. Revesting of Assets. On the Effective Date all of the assets of each Debtor’s Estate, including all causes of action and avoidance actions, shall be preserved and shall revest in the Reorganized Debtors free and clear of all liens, claims and encumbrances.

9.2. Preservation of Litigation Claims. In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, all Litigation Claims set forth on Schedule 9.2 shall be retained by the applicable Reorganized Debtor.

9.3. Discharge. Except as provided in this Plan or the Confirmation Order, the rights afforded under this Plan and the treatment of Claims and Equity Securities under this Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Equity Securities, including any interest accrued on Claims from the Petition Date. Except as provided in this Plan or the Confirmation Order, upon the Effective Date, Confirmation shall: (a) discharge the Debtors and Reorganized Debtors from all Claims or other debts that arose before the Confirmation Date including all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of Claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted this Plan; and (b) terminate all interest and other rights of holders of Equity Securities in the Debtors.

9.4. Injunction. From and after the Effective Date, and except as provided in this Plan and the Confirmation Order, all entities that have held, currently hold or may hold a Claim or other debt or liability or an Equity Security or other right of an Equity Security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Equity Security or rights:

(i) commencing or continuing in any manner any action or other proceeding against the Reorganized Debtors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Reorganized Debtors or their respective properties; (iii) creating, perfecting or enforcing any Lien or encumbrance against the Reorganized Debtors or their respective properties; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Reorganized Debtors or their respective properties; and (v) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code. By accepting Payments pursuant to this Plan, each holder of an Allowed Claim receiving Payments pursuant to this Plan will be deemed to have specifically consented to the injunction set forth in this section.

9.5. Exculpation. From and after the Effective Date, none of Debtors or the Reorganized Debtors nor any of their respective present or former members, directors, officers, managers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Security or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of Confirmation or the consummation of this Plan, except for willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Security, nor any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against Debtors or the Reorganized Debtors or any of their respective present or former members, officers, directors, managers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of Confirmation, the consummation of this Plan or the administration of this Plan, except for (i) their willful misconduct and (ii) matters specifically contemplated by this Plan.

10. RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and the Reorganized Debtors after the Effective Date as is legally permissible, including jurisdiction to:

a)	Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, Subordinated Claim or Disputed Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Disputed Claims;

b)	Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

c)	Resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which the Debtors or the Reorganized Debtors are party and to hear, determine and, if necessary, liquidate, any Claims arising therefrom or cure amounts related thereto;

d)	Ensure that Payments to holders of Allowed Claims and distribution of New Common Stock are accomplished pursuant to the provisions of this Plan;

e)	Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications or motions involving the Debtors or the Reorganized Debtors that may be pending on the Effective Date;

f)	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

g)	Decide or resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of a Final Order, this Plan or the Confirmation Order or any Person’s obligations incurred in connection with a Final Order, this Plan or the Confirmation Order;

h)	Modify this Plan pursuant to Section 1127 of the Bankruptcy Code or modify any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan or the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement of the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

i)	Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any person with consummation, implementation or enforcement of a Final Order, this Plan or Confirmation Order, except as otherwise provided herein;

j)	Enter and implement such orders as are necessary or appropriate if a Final Order or the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

k)	Determine any other matters that may arise in connection with or relate to this Plan, Final Order, the Confirmation Order, or any contract, instrument, release or other agreement or document created in connection with this Plan, Final Order or Confirmation Order, except as otherwise provided herein;

l)	Enter an order closing the Chapter 11 Cases;

m)	Hear and decide Litigation Claims and continue to hear and decide pending Litigation Claims and any other claim or cause of action of Debtors and the Reorganized Debtors; and

n)	Decide or resolve any matter over which the Bankruptcy Court has jurisdiction pursuant to Section 505 of the Bankruptcy Code.

11. MODIFICATION AND AMENDMENT OF PLAN

Prior to Confirmation, Debtors may alter, amend, or modify this Plan under Section 1127(a) of the Bankruptcy Code at any time. After the Confirmation Date and prior to substantial consummation of this Plan as defined in Section 1101(2) of the Bankruptcy Code, Debtors may, under Section 1127(b), (c) and (d) of the Bankruptcy Code, alter, amend or modify this Plan or institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, to make appropriate adjustments and modifications to this Plan or the Confirmation Order as a result of comments or actions of the SEC or Gaming Authorities, and such matters as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims under this Plan.

12. MISCELLANEOUS

12.1. Filing of Objections to Claims. After the Effective Date, objections to Claims shall be made and objections to Claims made previous thereto shall be pursued by the Reorganized Debtors or any other party properly entitled to do so after notice to the Reorganized Debtors and approval by the Bankruptcy Court. Any objections made after the Effective Date shall be filed and served not later than ninety (90) days after the Effective Date; provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

12.2. Resolution of Objections After Effective Date; Payments

12.2.1. Resolution of Objections. From and after the Effective Date, the Reorganized Debtors may litigate to judgment, withdraw objections to and settle or compromise any Disputed Claim without notice and a hearing and without approval of the Bankruptcy Court.

12.2.2. Payments. In order to facilitate Payments to holders of Allowed Claims, and if and to the extent there are Disputed Claims in any Class (except as provided for in the Racusin Settlement Agreement regarding the Class 6 Racusin Claim), Reorganized AWI shall set aside in a separate designated reserve account the payments or Payments applicable to such Disputed Claims as if such Disputed Claims were Allowed Claims, pending the allowance or disallowance of such Disputed Claims. In the event that the Reorganized Debtors wish to deposit or hold a lesser amount than required herein and is unable to reach an agreement with the holder of the Disputed Claim on the amount to be deposited or held, the Bankruptcy Court shall fix the amount after notice and hearing. Upon Final Order with respect to a Disputed Claim, the holder of such Disputed Claim, to the extent it has been determined to be an Allowed Claim, shall receive from Reorganized AWI that payment or Payment to which it would have been entitled if the portion of the Claim so allowed had been allowed as of the Effective Date. Such payment or Payment shall be made as soon as practical after the order allowing the Claim has become a Final Order. The balance of the amount held by Reorganized AWI after such payment applicable to a previously Disputed Claim that has been disallowed in whole and in part, shall be retained by Reorganized AWI.

12.2.3. Late-Filed Claims. No claim filed after the Bar Date or, as applicable, the Administrative Claim Bar Date shall be allowed, and all such Claims are hereby disallowed in full. After the Bar Date or the Administrative Bar Date, as applicable, no Creditor shall be permitted to amend any claim to increase the claimed amount; and any such amendment shall be disallowed to the extent of the late-filed increase in the claimed amount.

12.3. Effectuating Documents; Further Transactions; Timing. Each officer of the Debtors and Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and any securities issued, transferred or canceled pursuant to this Plan. The Debtors and Reorganized Debtors are authorized and directed to do such acts and execute such documents as are necessary to implement this Plan.

12.4. Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, (i) the issuance, Payment, transfer or exchange of Estate property; (ii) the creation, modification, consolidation or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with this Plan or the Confirmation Order; (iii) the making, assignment, modification or recording of any lease or sublease; or (iv) the making, delivery or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, Confirmation Order or any transaction contemplated above, or any transactions arising out of, contemplated by or in any way related to the foregoing shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment and the appropriate state of local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

12.5. Revocation or Withdrawal of this Plan. The Debtors reserve the right to revoke or withdraw this Plan as to any one or all of Debtors at any time prior to the Confirmation Date. If this Plan is withdrawn or revoked, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person nor shall the withdrawal or revocation of this Plan prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors. In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort, and this Plan and any transaction contemplated thereby shall not be admitted into evidence in any proceeding.

12.6. Binding Effect. This Plan shall be binding upon, and shall inure to the benefit of, the Debtors and the holders of all Claims and Equity Securities and their respective successors and assigns.

12.7. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any contract, instrument, release or other agreement entered into in connection with this Plan or in any document which remains unaltered by this Plan, the rights, duties and obligations of the Debtors and any other Person arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada without giving effect to Nevada’s choice of law provisions.

12.8. Modification of Payment Terms. Reorganized Debtors reserve the right to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Allowed Claim at any time after the Effective Date upon the prior written consent of the holder whose Allowed Claim treatment is being adversely affected.

12.9. Providing for Claims Payments. Payments to holders of Allowed Claims shall be made by the Reorganized Debtors: (i) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related proof of Claim; or (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Reorganized Debtors has not received a written notice of a change of address. If any holder’s Payment is returned as undeliverable, no further Payments to such holder shall be made unless and until the Reorganized Debtors is notified of such holder’s then current address, at which time all missed Payments shall be made to such holder without interest. Amounts in respect of undeliverable Payments shall be returned to Reorganized Debtors until such Payments are claimed. All claims for undeliverable Payments shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to Reorganized Debtors and the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Nothing contained in this Plan shall require the Debtors, Reorganized Debtors or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

12.10. Set Offs. The Debtors and the Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim and the payments or other Payments to be made pursuant to this Plan in respect of such Claim (before any Payment is made on account of such Claim), claims of any nature whatsoever that the applicable Debtor or Reorganized Debtors may have against the holder of such Claim to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that it may have against such holder.

12.11. Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

If to the Debtors and Reorganized Debtors:	American Wagering Inc. 675 Grier Drive Las Vegas, Nevada 89119 Attn: Vic Salerno Tel: (702) 735-5529 Fax: (702) 735-0142

With a copy to:	GORDON & SILVER, LTD. 3960 Howard Hughes Parkway, 9th Floor Las Vegas, Nevada 89109 Attn: Gerald M. Gordon, Esq. Thomas H. Fell, Esq. Tel: (702) 796-5555 Fax: (702) 369-2666

12.12. Statutory Committee. Any Statutory Committee appointed in the Chapter 11 Cases shall terminate on the Effective Date and shall thereafter have no further responsibilities in respect of the Chapter 11 Cases, except with respect to preparation of filing of applications for compensation and reimbursement of expenses.

12.13. Severability. If any provision of this Plan is determined by the Bankruptcy Court to be invalid, illegal or unenforceable or this Plan is determined to be not confirmable pursuant to Section 1129 of the Bankruptcy Code, the Bankruptcy Court, at the request of the Debtors shall have the power to alter and interpret such term to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregone, is valid and enforceable pursuant to its terms.

12.14. Withholding and Reporting Requirements. In connection with this Plan and all instruments and securities issued in connection therewith and Payments thereon, the Reorganized Debtors and the Indenture Trustee, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Payments hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors or the Indenture Trustee, as the case may be, shall be authorized to take any and all action that may be necessary to comply with such withholding and recording requirements. Notwithstanding any other provision of this Plan, each holder of an Allowed Claim that has received a Payment pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such Payment.

12.15. Post-Confirmation Reporting. Until the entry of the final decree closing the Chapter 11 Cases, the Reorganized Debtors shall comply with the post-Confirmation reporting requirements found in Local Rule 3020. Additionally, to the extent required, the Reorganized Debtors shall file post-Confirmation quarterly operating reports as required by the United States Trustee Guidelines, para. 7.2.

12.16. Cramdown. In the event that any impaired Class of Claims is determined to have rejected this Plan in accordance with Section 1126 of the Bankruptcy Code, the Debtors will invoke the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for Confirmation.

The Debtors reserve the right to modify this Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

12.17. Quarterly Fees to the United States Trustee. Prior to the Effective Date, Debtors, and after the Effective Date the Reorganized Debtors shall pay all quarterly fees payable to the Office of the United States Trustee for the Debtors after Confirmation, consistent with applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

DATED: December 30, 2004.

American Wagering, Inc., a Nevada corporation

By:	/s/ Victor Salerno
VICTOR SALERNO, President

Leroy’s Horse and Sports Place, a Nevada corporation

By:	/s/ Victor Salerno
VICTOR SALERNO, President

PREPARED AND SUBMITTED BY:

GORDON & SILVER, LTD.

By:	/s/ Gerald M. Gordon
GERALD M. GORDON, ESQ.
THOMAS H. FELL, ESQ.
3960 Howard Hughes Parkway, 9th Fl.
Las Vegas, Nevada 89109
Attorneys for Debtors

SCHEDULE 9.2

TO

PLAN OF REORGANIZATION

CERTAIN PRESERVED POTENTIAL LITIGATION CLAIMS

All defined terms used herein shall have the meanings set forth in the Plan. The following is a non-exhaustive list of potential parties against whom Debtors and/or the Reorganized Debtors may hold a Litigation Claim. Debtors and the Reorganized Debtors reserve their right to modify this list to amend or add parties or causes of action, but disclaim any obligation to do so. In addition to the possible causes of action and claims listed below, Debtors and the Reorganized Debtors have or may have, in the ordinary course of their business, numerous causes of action and Claims or rights against contractors, subcontractors, suppliers and others with whom they deal in the ordinary course of their business (the “Ordinary Course Claims”). Debtors and the Reorganized Debtors reserve their right to enforce, sue on, settle or compromise (or decline to do any of the foregoing) the Ordinary Course Claims, as well as the claims and causes of action listed below and all other clams and causes of action. Debtors and the Reorganized Debtors also have, or may have, and are retaining, various claims or causes of action arising under or pursuant to its insurance policies, and all rights arising under, relating to, or in connection with such policies are expressly reserved and retained.

SCHEDULE 7.1

TO

PLAN OF REORGANIZATION

ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

NONE.

GORDON & SILVER, LTD.

GERALD M. GORDON, ESQ.

Nevada Bar No. 229

E-mail: gmg@gordonsilver.com

THOMAS H. FELL, ESQ.

Nevada Bar No. 3717

E-mail: thf@gordonsilver.com

AMBRISH S. SIDHU, ESQ.

Nevada Bar No. 7516

E-mail: sas@gordonsilver.com

3960 Howard Hughes Pkwy., 9th Floor

Las Vegas, Nevada 89109

Telephone (702) 796-5555

Facsimile (702) 369-2666

Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEVADA

In re: AMERICAN WAGERING, INC., a Nevada corporation, Debtor.	Case No.: 03-52529-GWZ Chapter 11 Jointly Administered

In re: LEROY’S HORSE AND SPORTS PLACE, a Nevada corporation, Debtor.	Case No.: 03-52530-GWZ Chapter 11 Date: February 28, 2005 Time: 10:00 a.m.

ORDER CONFIRMING DEBTORS’

RESTATED AMENDED JOINT PLAN OF REORGANIZATION

I. BACKGROUND AND PROCEDURAL HISTORY

American Wagering, Inc., a Nevada corporation, and Leroy’s Horse and Sports Place, a Nevada corporation, debtors and debtors-in-possession in these Chapter 11 cases (the “Debtors”) filed with this Court on January 6, 2005, their Restated Amended Joint Plan of Reorganization (the “Plan”), which is incorporated into this Order by this reference. Unless otherwise defined below, capitalized terms used in this Order retain the definitions given to them in the Plan.

1. On February 28, 2005, at the hour of 10:00 a.m., the Court conducted a hearing (the “Confirmation Hearing”) to consider confirmation of the Plan. There were no objections to the Debtors’ Plan prior to the Confirmation Hearing.

2. In preparation for the Confirmation Hearing and in order to address the various standards for confirmation of the Plan under Bankruptcy Code § 1129(a), the Debtors submitted: (1) Debtors’ Brief In Support Of Confirmation Of Debtors’ Restated Amended Joint Plan Of Reorganization (the “Confirmation Brief”); (2) the Declaration Of Timothy F. Lockinger In Support Of Confirmation Of Debtors’ Restated Amended Joint Plan Of Reorganization (the “Lockinger Declaration”); and (3) the Certification Of Acceptance Of Debtors Restated Amended Join Plan Of Reorganization (the “Ballot Report”).

3. None of the evidence proffered in the Lockinger Declaration has been contested by any party in interest either before or at the Confirmation Hearing, and no party sought to cross-examine Mr. Lockinger at the Confirmation Hearing regarding any evidence proffered by way of the Lockinger Declaration or by counsel at the Confirmation Hearing. Accordingly, the Court accepts the proffered evidence in lieu of live testimony pursuant to LR 9710(c).

4. Based upon the Lockinger Declaration, counsel’s statements made in support of confirmation of the Plan, and the entire record before the Court, the Court now issues its Findings of Facts, Conclusions of Law and orders confirmation of the Plan as follows:

II. FINDINGS OF FACTS AND CONCLUSIONS OF LAW

1. This matter represents a core proceeding in which the Court may enter a final order in accordance with 28 U.S.C. §§ 1334 and 157(b)(2)(L).

2. In accordance with Bankruptcy Code § 1126(b), the Court finds and concludes that the solicitation of votes to accept or reject the Plan complied with all applicable non-bankruptcy laws, rules and regulations governing the adequacy of disclosure in connection with such solicitation, and that such solicitation was conducted after disclosure of adequate information as defined in Bankruptcy Code § 1125.

3. The Court finds and concludes that the Plan complies with 11 U.S.C. § 1129(a)(1) including the requirements of 11 U.S.C. §§ 1122 and 1123.

4. The Court finds and concludes that the Debtors have complied with the applicable provisions of 11 U.S.C. § 1129(a)(2), specifically including, but not limited to the requirements set forth in 11 U.S.C. §§ 1125 and 1126.

5. The Court finds and concludes that the Plan complies with the requirements of 11 U.S.C. § 1129(a)(3) and that the Plan is in the best interests of Creditors and that there is a reasonable likelihood that the Plan will achieve results consistent with the objectives and purposes of the Bankruptcy Code, and as such, the Plan has been proposed in good faith and not by any means forbidden by law.

6. The Court finds and concludes that the Plan complies with the requirements of 11 U.S.C. § 1129(a)(4) in that it discloses all payments made or to be made by the Debtors for services or for costs and expenses in or connected with these Chapter 11 Cases, or in connection with the Plan, and incident to the Chapter 11 Cases, have been approved by or are subject to approval of the Court as reasonably required.

7. The Court finds and concludes that the Plan complies with the requirements of 11 U.S.C. § 1129(a)(5) in that the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and Equity Security holders and with public policy; and the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider.

8. The Court finds and concludes that Debtors are not subject to governmental regulations, and as such, 11 U.S.C. § 1129(a)(6) is inapplicable.

9. The Court finds and concludes that the Plan complies with 11 U.S.C. § 1129(a)(7) in that with respect to Classes 6, 7 and 13, each Class has accepted the Plan and each holder of a Claim or Equity Security will receive and retain under the Plan on account of such Claim or Equity Security property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would so receive or retain if Debtors were liquidated under Chapter 7, Title 11 of the United States Code, on such date.

10. In accordance with 11 U.S.C. § 1129(a)(8), the Court finds and concludes that Classes 6, 7 and 13 under the Plan (the impaired classes of Claims and Equity Securities under the Plan entitled to vote) have all voted to accept the Plan in accordance with Bankruptcy Code § 1126(c) and (d). Classes 1, 2, 3, 4, 5, 8, 9, 10, 11 and 12 under the Plan are unimpaired and therefore deemed to have accepted the Plan pursuant to 11 U.S.C. § 1126(f).

11. The Court finds and concludes that the Plan’s treatment of Allowed Administrative Claims, Allowed Preserved Ordinary Course Administrative Claims and Allowed Priority Tax Claims and other unclassified priority claims as set forth in 11 U.S.C. § 507(a) satisfies the requirements set forth in 11 U.S.C. § 1129(a)(9) and therefore the Plan satisfies the requirements of 11 U.S.C. § 1129(a)(9).

12. The Court finds and concludes that the Plan complies with 11 U.S.C. § 1129(a)(10) in that Classes 6 and 7 (impaired classes under the Plan) voted to accept the Plan without including acceptance by any insider.

13. The Court finds and concludes that the Plan complies with the requirements of 11 U.S.C. § 1129(a)(11) in that confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors, unless such liquidation or reorganization is proposed in the Plan.

14. The Court finds and concludes that the Plan complies with the requirements set forth in 11 U.S.C. § 1129(a)(12) in that the Plan provides for the payment of all fees under 28 U.S.C. § 1930 as of the Effective Date or as they come due after such time.

15. The Court finds and concludes that the requirements of 11 U.S.C. § 1129(a)(13) are satisfied as there are no retiree benefits, as the term is defined in 11 U.S.C. § 1114, affected under the Plan.

16. The Court finds and concludes that all documents necessary to implement the Plan are, upon execution on or after the Effective Date, valid, binding and enforceable documents not in conflict with any federal or state laws.

17. The Court finds and concludes that the Debtors and its attorneys, accountants and advisors have acted in good faith with respect to the solicitation of votes to accept or reject the Plan, and the Court finds and concludes that the Debtors and its attorneys, accountants and advisors are entitled to the protection under 11 U.S.C. § 1125(e).

18. The Court finds and concludes that the Court’s retention jurisdiction as set forth in Section 10 of the Plan comports with the parameters contained in 28 U.S.C. § 157.

19. The Court finds and concludes that notice of all proceedings regarding or relating to confirmation of the Plan, including without limitation the Confirmation Hearing, was adequate under the circumstances and complied with applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

20. All modifications made to the Plan after solicitation of votes on the Plan had commenced, as reflected in this Confirmation Order or as set forth on the record at the Confirmation Hearing and incorporated by reference, do not materially adversely change the treatment of any holder of a claim or equity interest who has previously cast a ballot to either accept or reject the Plan. Accordingly, no further disclosure of information, solicitation of votes or voting is required.

III. ORDER

In light of the foregoing Findings of Facts and Conclusions of Law, it is hereby ordered as follows:

1. The Plan (attached hereto as Exhibit “1”) as modified below or in open Court at the Confirmation Hearing shall be, and hereby is, confirmed pursuant to 11 U.S.C. § 1129.

2. Sections 1.1.75, 1.1.76, 1.1.79 and 1.1.80 of the Plan are amended and the clause “which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement” is hereby deleted from each Section.

3. The first sentence of Section 6.13 of the Plan is amended to read, “As of the Effective Date, the Reorganized AWI Articles and Reorganized AWI By-Laws, shall provide for among other things, the authorization of any and all acts necessary to effectuate this Plan.”

4. The first sentence of Section 6.14 of the Plan is amended to read, “As of the Effective Date, the Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws, shall provide for among other things, the authorization of any and all acts necessary to effectuate this Plan.”

5. The Debtors, the Reorganized Debtors and all other necessary parties are authorized and empowered in accordance with 11 U.S.C. § 1123, without further Court order, to execute and deliver any instrument, security, agreement or document, and to perform any act, that is necessary, desirable, or required for the consummation of the Plan.

6. Pursuant to 11 U.S.C. §§ 105(a) and 1123(b)(3) and Bankruptcy Rule 9019(a), the settlements, compromises, discharges, releases and injunctions set forth in the Plan are hereby approved as an integral part of the Plan, are fair, equitable, reasonable and in the best interests of the Debtors and their estates and holders of Claims and Equity Securities, and are intended to have the benefits of Fed. R Evid. 408 and similar state-law provisions.

7. In accordance with Bankruptcy Code § 1123(b)(3)(B), the Reorganized Debtors are deemed representatives of the Debtors to prosecute, compromise and abandon Claims in accordance with the Plan. Other than with respect to Claims that are allowed in the Plan or in accordance with this Confirmation Order, Reorganized Debtors retain the right and obligation after the Effective Date to pursue objections to claims made before the Effective Date, and also retain the right and obligation to object to Claims after the Effective Date. All such objections to Claims must be filed and served not later than one hundred twenty (120) days after the Effective Date, provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

8. Pursuant to 11 U.S.C. § 1146(c) any transactions arising out of, contemplated by or in any way related to the Plan, whether occurring on or after the Effective Date, shall not be subject to any document recording tax, stamp tax or stamp act, conveyance, filing or transfer fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessments, and the appropriate state and local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for any necessary filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

9. In accordance with Section 7.2 of the Plan, entry of the Confirmation Order shall constitute as of the Effective Date: (i) approval, pursuant to Bankruptcy Code Section 365(a), of the assumption by the applicable Reorganized Debtor of each executory contract and unexpired lease listed on Schedule 7.1, and (ii) authorization for the Reorganized Debtors to reject each executory contract and unexpired lease to which any of the Debtors are parties and which is not listed on Schedule 7.1 and neither assumed, assumed and assigned nor rejected by separate order prior to the Effective Date. Unless they file an objection to the assumption prior to the Confirmation Hearing, each counter-party to an executory contract or unexpired lease on Schedule 7.1 shall be deemed to have consented to such assumption.

10. Subject to the provisions of Section 8.2 of the Plan, and except as otherwise provided in this Confirmation Order, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order shall be, and hereby are, deemed binding upon the Debtors and any and all holders of Claims or Equity Securities (irrespective of whether such Claims or Equity Securities are impaired under the Plan or whether the holders of such Claims or Equity Securities accepted, rejected or deemed to have accepted or rejected the Plan), and any and all entities who are parties to or subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan and their respective heirs, executors, administrators, successors or assigns, if any, of the foregoing.

11. Subject to all the provisions of the Plan, as of the Effective Date, all assets of the

Debtors’ Estates, including Litigation Claims, shall be preserved and shall revest in the Reorganized Debtors pursuant to Sections 6.1 and Section 9.1 of the Plan free and clear of all Liens, Claims and Equity Security interests.

12. As provided for in Section 9.4 of the Plan, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability or an Equity Security or other right of an Equity Security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of such Claims, debts or liabilities or terminated Equity Security or rights: (1) commencing or continuing in any manner any action or other proceeding against the Reorganized Debtors or their respective properties; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Reorganized Debtors or their respective properties; (3) creating, perfecting or enforcing any Lien or encumbrance against the Reorganized Debtors or their respective properties; (4) asserting a set-off, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Reorganized Debtors or their respective properties; and (5) commencing or continuing any action, at any manner or place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code.

13. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be, and hereby is, deemed to have specifically consented to the releases, injunctions and exculpations set forth in the Plan and this Confirmation Order.

14. As provided for in Section 9.5 of the Plan, from and after the Effective Date, none of the Debtors or the Reorganized Debtors nor any of their respective present or former members, directors, officers, managers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Security or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of Confirmation or the consummation of this Plan, except for willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Security, nor any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against the Debtors or the Reorganized Debtors or any of their respective present or former members, officers, directors, managers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of Confirmation, the consummation of this Plan or the administration of this Plan, except for (i) their willful misconduct and (ii) matters specifically contemplated by this Plan.

15. From and after the Effective Date, the Reorganized Debtors may litigate to judgment, propose settlement of, or withdraw objections to all pending or filed disputed Claim or disputed Equity Security interests, or Litigation Claims without the Court’s approval.

16. The Court’s retention of jurisdiction as set forth in Section 10 of the Plan is approved. Such retention of jurisdiction does not affect the finality of this Confirmation Order, which the Court now expressly directs the Clerk of the Bankruptcy Court to enter immediately.

17. In accordance with Section 11 of the Plan, the Debtors are authorized at any time before or on the Effective Date to make non-material changes to any document necessary to implement the Plan without further order of this Court and without affecting the effectiveness of this Confirmation Order.

18. All final applications for allowance and distribution of Administrative Claims including applications for an allowance of professional fees pursuant to 11 U.S.C. §§ 328 or 330, must be filed with the Court and served on counsel to the Reorganized Debtors and the Office of the United States Trustee no later than the forty-fifth (45) day after the Effective Date.

19. In accordance with 28 U.S.C. § 1930(a)(6), the Reorganized Debtors are required to pay all quarterly fees to the Office of the United States Trustee until this case is closed under Bankruptcy Code § 350 or dismissed or converted under Bankruptcy Code § 1112.

20. In accordance with Section 12.15 of the Plan, until entry of a final decree closing the Chapter 11 case, the Reorganized Debtors shall comply with post-confirmation reporting requirements found in Local Rule 3020. Additionally, to the extent required, the Reorganized Debtors shall file post-confirmation quarterly operating reports as required by the United States Trustee Guidelines paragraph 7.2.

IT IS SO ORDERED.

Submitted by:

GORDON & SILVER, LTD.

By:	/s/ Gerald M. Gordon
GERALD M. GORDON, ESQ.
THOMAS H. FELL, ESQ.
AMBRISH S. SIDHU, ESQ.
Attorneys for American Wagering, Inc. and Leroy’s Horse and Sports Place